April 2013 Preliminary Terms No. 91 Registration Statement No. 333-169119 Dated April 3, 2013 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Trigger Jump Securities
Based on the Performance of the Common Stock of Apple Inc. due November 4, 2013
Unlike conventional debt securities, the Securities offered by these preliminary terms do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, the Securities provide for a single payment at maturity that may be greater than or less than the stated principal amount of the Securities, depending on the closing price of Apple Inc. (the “underlying stock”) on the valuation date. If the closing price of the underlying stock is greater than or equal to the initial share price on the valuation date, you will receive, in addition to the principal amount, a payment equal to $1.075 to $1.475 per Security, which we refer to as the upside payment. If the final share price of the underlying stock is less than the initial share price but greater than or equal to 90% of the initial share price, which we refer to as the trigger level, you will receive the principal amount of your Securities. However, if the final share price of the underlying stock is below 90% of the initial share price, the payment at maturity will be solely based on the share return and, therefore, you will be fully exposed to the negative performance of the underlying stock as of the valuation date. The Securities are designed for investors who seek an equity based return and who are willing to risk their principal and forgo current income and appreciation above the upside payment in exchange for the potential of receiving the upside payment if the final share price is greater than or equal to the initial share price. You should not invest in the Securities unless you can accept the risk of losing a significant portion or all of your investment. The payment at maturity may be significantly less than the stated principal amount and could be zero. The Securities are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Securities are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	November 4, 2013
Underlying stock:	The common stock of Apple Inc.
Aggregate principal amount:	$
Payment at maturity:	The payment at maturity per $10.00 stated principal amount will be calculated as follows:
•	If the final share price is greater than or equal to the initial share price, $10.00 + upside payment
•	If the final share price is less than the initial share price but greater than or equal to the trigger level,
$10.00
•	If the final share price is less than the trigger level, $10.00 + [$10.00 x share return]

If the final share price is less than the trigger level, your payment at maturity will be less and possibly significantly less than $9.00 per Security and could be zero. There is no minimum payment at maturity. The Securities are senior unsecured obligations of Barclays Bank PLC and any payments on the Securities are subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Share return:	(final share price – initial share price) / initial share price
Initial share price:	, which is the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the valuation date
Closing price:

With respect to the underlying stock on the valuation date, the official closing price per share of the underlying stock as displayed on Bloomberg Professional® service page “AAPL:US <Equity>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the underlying stock will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Valuation date:	October 30, 2013, subject to postponement if a market disruption event occurs or is continuing with respect to the underlying stock on the valuation date.
Trigger level:	, which is 90% of the initial share price
Maximum payment at maturity:	$10 + the upside payment (per Security)
Upside payment:	$1.075 to $1.475 per Security (10.75% to 14.75% of the stated principal amount of the Securities). The actual upside payment will be determined on the pricing date.
Stated principal amount:	$10 per Security
Issue price:	$10 per Security (see “Commissions and Issue Price” below)
Pricing date:	April 30, 2013 (if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	May 3, 2013 (3 business days after the pricing date)
CUSIP/ISIN:	06742C459/US06742C4592
Listing:	We do not intend to list the Securities on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1) (2)	Proceeds to Issuer
Per Securities	$10	$0.15	$9.85
Total	$	$	$

†

Expected. In the event that we make any change to the pricing date and the issue date, the valuation date and the maturity date will be changed so that the stated term of the Securities remains the same.

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor. The lowest price payable by an investor is $9.950 per Security. Please see “Syndicate Information” on page 17 for further detail.

Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

(2)	MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.15 for each Security they sell. See “Supplemental Plan of Distribution.”

Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Prospectus dated August 31, 2010          Prospectus Supplement dated May 27, 2011

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant preliminary pricing supplement or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Security or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Additional Terms of the Securities

You should read these preliminary terms together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. These preliminary terms, together with the documents listed below, contain the terms of the Securities and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the Securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Investment Summary

Trigger Jump Securities due November 4, 2013

Trigger Jump Securities Based on the Performance of the Common Stock of Apple Inc. due November 4, 2013 (the “Securities”) can be used:
▪

As an alternative to direct exposure to the common stock of Apple Inc. (the “underlying stock”) that provides for a fixed positive return of 10.75% to 14.75% (to be determined on the pricing date) if the final share price is greater than or equal to the initial share price.

▪	To provide limited protection against loss if the final share price is greater than or equal to 90% of the initial share price (which we refer to as the trigger level).

▪      To potentially outperform the underlying stock for a certain range of performance of the underlying stock (in a moderately bullish scenario) due to the upside return if the final share price is greater than or equal to the initial share price.

The Securities are exposed on a 1:1 basis to the negative performance of the underlying stock. There is no minimum payment at maturity on the Securities.

Maturity:	Approximately 6 months

Upside payment:	$1.075 to $1.475 per Security (10.75% to 14.75% of the stated principal amount of the Securities). The actual upside payment will be determined on the pricing date.

Trigger level:	90% of the initial share price

Maximum payment at maturity:	$10 + upside payment (per Security).

Minimum payment at maturity:	None. Investors may lose their entire investment in the Securities.

Interest:	None.

Key Investment Rationale

This approximately 6 month investment offers the potential to earn a fixed positive return of 10.75% to 14.75% (to be determined on the pricing date) if the underlying stock remains unchanged or appreciates as of the valuation date. However, if as of the valuation date, the price of the underlying stock has declined by more than 10% from the initial share price, the payment at maturity will be less than $9.00 and could be $0.00.

Upside Scenario

The final share price is greater than or equal to the initial share price and, at maturity, the Securities pay the stated principal amount of $10.00 plus the upside payment. The actual upside payment will be determined on the pricing date. Note that the upside scenario also represents the maximum payment at maturity.

Par Scenario	The final share price is less than the initial share price but greater than or equal to the trigger level . At maturity, the Securities pay the stated principal amount of $10.00.

Downside Scenario

The final share price is below the trigger level. At maturity, the Securities pay less than the stated principal amount by an amount proportionate to the decline in the final share price from the initial share price. This amount will be less than $9 per stated principal amount of Securities and could be zero. There is no minimum payment at maturity on the Securities.

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Hypothetical Payments on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities based on the following terms and assumptions:

Stated principal amount:	$10

Hypothetical upside payment:

$1.275, which is the midpoint of the range of $1.075 to $1.475 per Security (10.75% to 14.75% of the stated principal amount of the Securities). The actual upside payment will be determined on the pricing date.

Hypothetical trigger level:	90% of the initial share price.

Securities Payoff Diagram

How it works

Upside Scenario. If the final share price is greater than or equal to the initial share price, the investor would receive $10.00 plus the upside payment. Under the hypothetical terms of the Securities, an investor would receive a payment at maturity of $11.275 per Security at any final share price greater than or equal to the initial share price. Note that this represents the maximum payment at maturity.

Par Scenario. If the final share price is less than the initial share price but greater than or equal to the trigger level, the investor would receive $10.00 per Security.

Downside Scenario. If the final share price is below the trigger level, the payment at maturity would be less than the stated principal amount of $10.00 by an amount that is proportionate to the decline in the final share price from the initial share price. In this scenario, the investor would lose a significant portion or all of the amount invested in the Securities. There is no minimum payment at maturity on the Securities. For example, if the final share price declines by 40% from the initial share price, the payment at maturity would be $6 per security (60% of the stated principal amount).

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Underlying Stock?

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

The following table illustrates the hypothetical total return at maturity on the Securities. The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the hypothetical initial share price of $429.90, the hypothetical upside payment of $1.275 (which is the midpoint of the range), and the trigger level of 90% of the hypothetical initial share price, which is $386.91. The hypothetical examples below do not take into account any tax consequences from investing in the Securities.

Final Share Price	Share Return	Payment at Maturity	Total Return on Securities
$666.35	55.00%	$11.275	12.75%
$623.36	45.00%	$11.275	12.75%
$580.37	35.00%	$11.275	12.75%
$537.38	25.00%	$11.275	12.75%
$472.89	10.00%	$11.275	12.75%
$451.40	5.00%	$11.275	12.75%
$440.65	2.50%	$11.275	12.75%
$429.90	0.00%	$11.275	12.75%
$408.41	-5.00%	$10.00	0.00%
$386.91	-10.00%	$10.00	0.00%
$365.42	-15.00%	$8.50	-15.00%
$343.92	-20.00%	$8.00	-20.00%
$300.93	-30.00%	$7.00	-30.00%
$257.94	-40.00%	$6.00	-40.00%
$214.95	-50.00%	$5.00	-50.00%
$171.96	-60.00%	$4.00	-60.00%
$128.97	-70.00%	$3.00	-70.00%
$85.98	-80.00%	$2.00	-80.00%
$42.99	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the underlying stock is equal to or greater than the trigger level on the valuation date. The level of the underlying stock increases from an initial share price of $429.90 to a final share price of $580.37, resulting in a share return of 35.00%.

Because the closing price of the underlying stock is equal to or greater than the initial share price on the valuation date, the investor receives a payment at maturity of $11.275 per $10.00 principal amount Security calculated as follows:

$10.00 + upside payment

$10.00 + $1.275 = $11.275

The total return on the investment of the Securities is 12.75% and the investor receives the maximum payment at maturity per Security of $11.275.

Example 2: The closing price of the underlying stock is greater than the initial price on the valuation date. The closing price of the underlying stock increases from an initial share price of $429.90 to a final share price of $451.40, resulting in a share return of 5.00%.

Because the closing price of the underlying stock is equal to or greater than the initial share price on the valuation date, the investor receives a payment at maturity of $11.275 per $10.00 principal amount Security calculated as follows:

$10.00 + upside payment

$10.00 + $1.275 = $11.275

The total return on the investment of the Securities is 12.75% and the investor receives the maximum payment at maturity per Security of $11.275.

Example 3: The closing price of the underlying stock is below the trigger level on the valuation date, and the level of the underlying stock decreases from the initial share price of $429.90 to a final share price of $214.95, resulting in a share return of -50.00%.

Because the closing price of the underlying stock is below the trigger level on the valuation date, the investor will receive a payment at maturity per $10.00 principal amount Security calculated as follows:

$10.00 + [$10.00 x share return]

$10.00 + [$10.00 x -50.00%] = $5.00

The total return on the investment of the Securities is -50.00%. Under these circumstances, you will lose a significant portion of your investment in the Securities.

Example 4: The closing price of the underlying stock is less than the initial share price but greater than the trigger level on the valuation date. The closing price of the underlying stock decreases from an initial share price of $429.90 to a final share price of $408.41, resulting in a share return of -5.00%.

Because the closing price of the underlying stock is less than the initial share price on the valuation date and greater than or equal to the trigger level, the investor will receive a payment at maturity of $10.00 per $10.00 principal amount Security.

The total return of the investment of the Securities is 0.00%.

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Risk Factors

An investment in the Securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. Investing in the Securities is not equivalent to investing directly in the underlying stock or any of the component stocks of the underlying stock. The following is a non-exhaustive list of certain key risk factors for investors in the Securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;
•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

▪

The Securities do not pay interest nor guarantee return of principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest nor guarantee payment of the principal amount at maturity. If the final share price is less than the trigger level, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the value of the underlying stock over the term of the Securities (you will lose 1% of the stated principal amount of the Securities for every 1% by which the final share price is less than the initial share price). Although you will receive at least the principal amount of your Securities (subject to Issuer credit risk) if the underlying stock depreciates by 10% or less from its initial share price to its final share price, the Securities offer no protection at all if the underlying stock depreciates by more than 10%. In this case, the payment at maturity will be less than $9 per stated principal amount of Securities and could be zero. You may lose up to 100% of the principal amount of your Security if the underlying stock declines from the initial share price to below the trigger level.

▪

Appreciation potential is fixed and limited and will not exceed the maximum payment at maturity per Security. Where the final share price is greater than the initial share price, the appreciation potential of the Securities is limited to the upside payment of $1.075 to $1.475 per Security (10.75% to 14.75% of the stated principal amount of the Securities) even if the final share price is significantly greater than the initial share price. Note that the actual upside payment will be determined on the pricing date.

▪

The payment at maturity (if any) is based solely on the closing price of the underlying stock on the valuation date. The payment at maturity will be based solely on the closing price of the underlying stock on the valuation date. Even if the price of the underlying stock appreciates prior to the valuation date but then drops by the valuation date by more than 10% of the initial share price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying stock prior to such drop. Although the actual price of the underlying stock on the stated maturity date or at other times during the term of the Securities may be higher, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.

▪

Contingent repayment of principal applies only at maturity. You should be willing to hold the Securities to maturity. If you sell the Securities prior to maturity in the secondary market, if any, you may have to sell the Securities at a loss relative to your initial investment even if the closing price of the underlying stock is at or above the trigger level.

▪

Market price influenced by many unpredictable factors. Several factors will influence the value of the Securities in the secondary market and the price at which Barclays Bank PLC may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

	○	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

	○	dividend rates on the underlying stock,

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

○	interest and yield rates in the market,

○	time remaining until the Securities mature,

○	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

○	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

○	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Apple Inc. Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your Securities prior to maturity.

▪

The Securities are subject to the credit risk of the Issuer, Barclays Bank PLC. The Securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities.

▪

Investing in the Securities is not equivalent to investing in the common stock of Apple Inc. Investors in the Securities will not own the underlying stock or have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪

No affiliation with Apple Inc. Apple Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities. We have not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.

▪

Single equity risk. The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying stock.

▪

We may engage in business with or involving Apple Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests and thus may acquire non-public information about Apple Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc., which may or may not recommend that investors buy or hold the underlying stock.

▪

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. Barclays Bank PLC, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the valuation date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Securities may be materially and adversely affected.

▪

The Securities will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Securities. We do not intend to list the Securities on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

are not likely to make a secondary market for the Securities, the price, if any, at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. Accordingly, you should be willing to hold your Securities to maturity.

▪

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the Securities in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Securities from you in secondary market transactions will likely be lower than the price you paid for the Securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the Securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, the trigger level, which is the price at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the underlying stock on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪

The calculation agent will make determinations with respect to the Securities. As calculation agent, Barclays Bank PLC will make determinations including but not limited to the initial share price, the trigger level, the final share price or whether a market disruption event has occurred. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.

▪

Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

▪

Higher upside payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the pricing date that the price of the underlying stock could close below the trigger level on the valuation date of the Securities. This greater expected risk will generally be reflected in a higher upside payment for that security. However, while the upside payment is set on the pricing date, the underlying stock’s volatility may change significantly over the term of the Securities. The price of the underlying stock for your Securities could fall sharply, which could result in a significant loss of principal.

▪

Suitability of the Securities for investment. You should reach a decision to invest in the Securities after carefully considering, with your advisors, the suitability of the Securities in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Securities for investment.

▪

In some circumstances, the payment you receive on the Securities may be based on the stock of another company and not the underlying stock. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, your return on the Securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

▪

The U.S. federal income tax consequences of an investment in the Securities are uncertain. The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the Securities should be treated as ordinary income. The outcome of this process is uncertain. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

April 2013	Page 11

Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Apple Inc. Overview

According to publicly available information, Apple Inc. and its subsidiaries (collectively, the “Company”) design, manufacture and market mobile communication and media devices, personal computers, and portable digital music players, and sell a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. The Company sells its products through its retail and online stores, as well as through its direct sales force and third-party cellular network carries, wholesalers and retailers.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030, or its CIK Code: 0000320193. The underlying stock is listed on NASDAQ under the ticker symbol “AAPL”. You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing the underlying stock can be located by reference to the underlying stock SEC file number specified below.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information obtained from outside sources.

Information as of market close on April 2, 2013:

Bloomberg Ticker Symbol:	AAPL	52 Week High (on 09/19/2012):	$702.10
Current Stock Price:	$429.90	52 Week Low (on 03/04/2013):	$420.05
52 Weeks Ago:	$618.68

The following graph sets forth the daily closing prices of the underlying stock for the period of January 1, 2002 through April 2, 2013. The related table sets forth the published high, low and period end closing prices of the underlying stock for January 1, 2009 through April 2, 2013. The closing price of the underlying stock on April 2, 2013 was $429.90. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the valuation date.

April 2013	Page 12

Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Apple Inc. common stock – Daily Closing Prices January 7, 2002 to April 2, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification.
The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Securities.

Shares of Apple Inc.	High ($)	Low ($)	Period End ($)

2009
First Quarter	109.87	78.20	105.12
Second Quarter	144.67	108.69	142.43
Third Quarter	186.15	135.40	185.37
Fourth Quarter	211.64	180.76	210.86
2010
First Quarter	235.83	192.00	234.93
Second Quarter	274.16	235.86	251.53
Third Quarter	292.46	240.16	283.75
Fourth Quarter	325.47	278.64	322.56
2011
First Quarter	363.13	326.72	348.45
Second Quarter	353.10	315.32	335.67
Third Quarter	413.45	343.23	381.18
Fourth Quarter	422.24	363.50	405.00
2012
First Quarter	617.62	411.23	599.47
Second Quarter	636.23	530.12	584.00

April 2013	Page 13

Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Shares of Apple Inc.	High ($)	Low ($)	Period End ($)

Third Quarter	702.10	574.88	667.26
Fourth Quarter	671.74	508.97	533.03
2013
First Quarter	542.44	420.05	442.63
Second Quarter (through April 2, 2013)	428.91	428.91	429.90

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

We make no representation as to the amount of dividends, if any, that Apple Inc. may pay in the future. As an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Apple Inc.

April 2013	Page 14

Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Additional Information About the Securities

Additional provisions:
Postponement of maturity date:

The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date; provided that, the valuation date may not be postponed to a date later than the originally scheduled maturity date, or if the originally scheduled maturity date is not a business day, later than the first business day after the originally scheduled maturity date. See “Terms of the Notes — Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Market disruption events and antidilution adjustments:

The calculation agent may adjust any variable described in these preliminary terms, including but not limited to the valuation date, the initial share price, the final share price and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Listing	The Securities will not be listed on any securities exchange.

Minimum ticketing size:	100 Securities

Tax considerations:

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. This section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the underlying stock. If the Securities are so treated, the Securities should generally be taxed in the same manner as an “open transaction”, and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Because the term of your Securities will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in these preliminary terms is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the underlying stock that is issued by you to us.

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Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors”, in these preliminary terms.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Trustee:	The Bank of New York Mellon

Calculation agent:	Barclays Bank PLC

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged or expect to hedge our anticipated exposure in connection with the Securities by taking positions in futures and options contracts on the underlying stock and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Securities or any amounts payable on your Securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.

Contact:

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”)) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

April 2013	Page 16

Trigger Jump Securities due November 4, 2013
Based on the Performance of the Common Stock of Apple Inc.

Syndicate Information
Issue price of the Securities	Selling concession	Principal amount of Securities
		for any single investor
$10.0000	$0.1500	<$1MM
$9.9750	$0.1250	>$1MM and <$3MM
$9.9625	$0.1125	>$3MM and <$5MM
$9.9500	$0.1000	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Securities distributed by such dealers.

These preliminary terms represent a summary of the terms and conditions of the Securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.15 for each Security they sell.

We expect that delivery of the Securities will be made against payment for the Securities on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

April 2013	Page 17